UBS Commercial Mortgage Securitization Corp.,
        UBS-Barclays Commercial Mortgage Trust 2012-C3 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2012-C3, issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2012 (the "Pooling and Servicing Agreement"), entered into by UBS Commercial Mortgage Securitization Corp., as depositor
        (the "Depositor"), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian

        I, David Nass, of UBS Commercial Mortgage Securitization Corp., the depositor into the above-referenced Trust, certify that:

   1. I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Trust (the "Exchange Act Periodic Reports");

   2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

   3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

   4. Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

   5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with
        Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

   In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Rialto Capital Services, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, Deutsche Bank Trust Company Americas, as Certificate Administrator, Deutsche Bank Trust Company Americas, as Paying Agent, Deutsche Bank Trust Company Americas, as Custodian, Grandbridge Real Estate Capital LLC as Servicing Function Participant, Wells Fargo Bank, National Association, as Master Servicer for the 1000 Harbor Boulevard Mortgage Loan, U.S. Bank National Association, as Certificate Administrator for the 1000 Harbor Boulevard Mortgage Loan, U.S. Bank National Association, as Trustee for the 1000 Harbor Boulevard Mortgage Loan, U.S. Bank National Association, as Custodian for the 1000 Harbor Boulevard Mortgage Loan, and TriMont Real Estate Advisors, Inc., as Operating Advisor for the 1000 Harbor Boulevard Mortgage Loan.



        Date: March 29, 2013


        /s/ David Nass
        _____________________________
            David Nass
            President and Chief Executive Officer